                                                                   EXHIBIT 10.11

                                                           Agreement No. .......



                             DEVELOPMENT AGREEMENT


                                 by and between


                              HEWLETT-PACKARD GmbH
                            HERRENBERGER STRASSE 130

                                71034 BOEBLINGEN
                                    GERMANY


                      - hereinafter referred to as "HP" -



                                      and



                                 NEW FOCUS INC.

                                2630 WALSH AVE.

                                 SANTA CLARA CA
                                      USA


                   - hereinafter referred to as "New Focus" -



REGARDING THE DEVELOPMENT OF A TUNABLE LASER SOURCE MODULE


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1.      SUBJECT-MATTER OF THE AGREEMENT

        This agreement pertains to and covers the development of a Tunable Laser Source Module (including hard- and software) which is described in greater detail in the specifications in Schedule 1 hereto, as well as to the manufacture of prototypes and production units by New Focus whilst adhering to the project schedule as set forth in Schedule 3 hereof.

2.      BREAK-DOWN OF COSTS / REMUNERATION

2.1 In return for the services outlined in Article 1 above, HP shall effect payment in installments as laid out in A.) 5. of Schedule 1 according to the development phases described in A.) 4. of Schedule 1 hereto. The payments shall become due and payable in accordance with the terms and conditions outlined in A.) 5. of Schedule 1.

        All prices quoted are FOB Santa Clara, CA, USA. HP is responsible for all taxes, customs, and freight.

2.2 Should the parties agree upon payment by installments which are due prior to final and complete performance of the entire development service, New Focus undertakes, prior to payment of the respective installment, to provide HP with an irrevocable, unconditional and absolute guarantee from a bank recognized as guarantor in the amount of the respective installment. HP shall return such guarantee to the supplier upon written confirmation of acceptance of the prototypes or the software.

        Installments by HP shall not include any acceptance of the prototypes, developed software or the production units. With payment of the installment all performances and expenses of New Focus in regard of the respective development phase shall be covered.

2.3 All obligations regarding payment of costs and expenses incurred by New Focus in connection with the performance of services to be provided shall be deemed discharged upon payment of the agreed remuneration.

3.      DEVELOPMENT

3.1 The prototypes as well as the software shall be manufactured by New Focus in accordance with the project schedule (Schedule 3) and the development phases contained therein as well as in Schedule 1.

3.2 Prior to the commencement of development, New Focus shall ensure that the specifications are complete and that implementation of the contents thereof is feasible. Should New Focus detect any defects or omissions upon examination of the specifications, it shall inform HP hereof in writing without any undue delay.


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3.3     The deadlines outlined in the agreed project schedule (Schedule 3) shall be binding upon both parties.

3.3 In order to ensure successful and timely performance of the Development agreement for both parties, the parties hereto agree that New Focus shall submit to HP a written report detailing key aspects of the project at regular monthly intervals. Both parties shall have the option of requesting that the other party engage in discussions regarding the current stage of development, problems arising in connection therewith, matters pertaining to coordination etc.

        New Focus shall, in particular, advise HP of the following in this regard:

3.4.1   PROJECT STATUS

        Classification of the system components on which work was performed during the period under review. The stage of work carried out and of the semi-finished work, as well as a comparison of the target and actual situation if the project schedule and/or the specification requirements have not (yet) been complied with. Any deviations or postponement of deadlines must be justified and the supplier is further required to indicate the measures planned for re-establishing the target situation.

3.4.2   FORECAST

        New Focus shall advise HP of the work scheduled for the next period under review, also with a view to enabling HP to arrange, in good time, for any support which it may be required to provide.

        On HP's request, New Focus shall, during the course of discussions, provide HP with copies of HP-specific documentation regarding the development of prototypes and software available at the time of such discussions.

        Minutes, to be duly countersigned by both parties, shall be kept of all such discussions.

3.5 New Focus shall document the development result and the individual development steps and make such material available to HP in machine-readable form.

4.      RESOURCES

4.1 New Focus avails of a development center which is suitably equipped to develop the developed software defined under the subject-matter hereof. In the event HP employees are assigned to the development project New Focus shall provide appropriate support to these employees.

4.2     HP shall support New Focus as described in Schedule 5.



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
5.      MODIFICATIONS/AMENDMENTS TO THE SYSTEM DESCRIPTION/SPECIFICATIONS

5.1 Modifications to the specifications are subject to HP's prior written approval. HP may request that New Focus incorporate modifications or amendments. New Focus may also request that HP incorporate modifications or amendments. Any such request must be submitted in writing. New Focus shall perform the modified services if and to the extent that New Focus can be reasonably expected to do so and New Focus has not provided HP with written justification as to why it cannot be reasonably expected to do so within 1 week of receipt for the modification request.

5.2 Should such modifications affect contractual agreements (relating to costs or performance deadlines for example), the parties hereto shall accordingly revise such agreements taking the increase/decrease in time/expenditure required into consideration. The modifications shall be performed within the framework of existing contractual agreements if no such demand for review is submitted to the other party to the agreement in writing within 2 weeks of receipt of the modification request by New Focus. HP undertakes to advise New Focus of the significance of its actions prior to commencement of the period in question.

5.3 In the event of a dispute regarding the scope of any increase/decrease in time/expenditure required on the basis of modifications, both parties hereto shall be entitled to request that an independent, publicly-appointed and certified expert decide the issue with binding effect for both parties.

5.4 New Focus shall inform HP immediately upon receipt of a modification request if work already carried out by New Focus would become unusable as a result of this modification.

6.      FAILURE TO ADHERE TO THE PROJECT SCHEDULE


6.1 If, during the development phases, it already becomes apparent that the completion date agreed upon in the project schedule (schedule 3) cannot be adhered to, New Focus shall advise HP hereof without delay indicating the reasons therefor. New Focus shall simultaneously advise HP of the period of delay by which the completion date is to be postponed vis-a-vis the deadline agreed upon in the project schedule.

6.2 If a deadline agreed upon in the project schedule is already or will apparently be exceeded by more than 2 weeks, HP may extend the deadline by a reasonable period of time. If this extended period expires to no avail, HP shall be entitled to rescind the agreement. This shall not apply if New Focus bears no responsibility for the existing or foreseeable failure to adhere to the project schedule or for the expiry to no avail of the period of grace.

6.3     Irrespective of the right to rescind the agreement pursuant to Article
        6.2 above, the following contractual penalty shall apply:


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
        Should New Focus be unable to adhere to the delivery deadlines agreed upon in the project schedule (Schedule 3) for the prototypes or the software during the respective development phases, HP shall be entitled, without providing any further evidence, to demand a contractual penalty in the amount of [*] of the net value of each development phase according to Schedule 1 for each working day beginning two weeks after the delivery deadlines of Schedule 3 or part thereof up to an amount not exceeding [*] of the total value of each development phase according to Schedule 1 however. This shall not apply if New Focus does not bear responsibility for the delay.


7.      EXAMINATION AND DELIVERY BY NEW FOCUS

7.1 Upon completion of development and manufacture of the prototypes together with the developed software in accordance with the specifications (Schedule 1), New Focus shall subject the prototypes and the software to a functional check pursuant to HP specifications in regard of the respective development phase according to Schedule 1 with a view to establishing conformity with the specifications. A test report shall be submitted.

7.2 New Focus shall deliver the tested prototypes and the developed software to HP on or before the deadline defined in the project schedule (Schedule 3). Tested means that no deviations from the specification requirements in regard of the respective development phase according to
        Schedule 1 and no other defects were detected during testing at New
        Focus.

        New Focus shall provide HP with all the necessary documentation/data sheets, source codes etc. upon delivery of the prototypes as described in Schedule 1.

7.3 New Focus shall produce further prototypes and production units in accordance with the terms and provisions hereof according to Schedule 1.


8.      EXAMINATION AND ACCEPTANCE BY HP

8.1 HP shall examine the design of the prototypes. HP shall accept the design provided that the prototypes to be manufactured in accordance with this design will ensure the fulfillment of the product specifications as described in Schedule 1.

8.2 HP shall subject any prototype as well as the developed software to a separate functional check within eight weeks of delivery, according to
        Schedule 1. HP shall provide weekly updates/reports on the progress and results of the testing. A test report shall be submitted.

8.3 HP shall submit a written acceptance certificate of the prototypes and the developed software to New Focus if the prototypes and the developed software conform to all of the specification requirements of Schedule 1 and if no other defects can be detected.

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[*] Certain information on this page has been omitted and
    filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

8.4 Should HP detect deviations from the specifications or defects during the course of the functional check, HP shall inform New Focus thereof in writing.

        In this event, New Focus shall provide HP with repaired or newly manufactured prototypes or developed software which is/are free of the respective defect(s) within five working days. New Focus shall ensure that the defects are remedied and rectified according to Schedule 4 by employees who were already involved in the development of the developed software defined under the subject-matter hereof. Subject to mutual agreement between the parties, such rectification of defects may be carried out by HP. In the case that New focus can not rectify such defects within short term New Focus shall provide HP a temporary solution.

8.5 Following delivery of the repaired / newly manufactured prototypes or developed software, HP shall conduct another functional test. If deviations from the specifications (Schedule 1) or defects are still detected in the repaired / newly manufactured prototypes or developed software and these are not remedied and rectified within 15 working days of receipt of appropriate notice thereof from HP, HP may, at its discretion, rescind the Agreement, rectify the defect itself or have it rectified by a third party at New Focus's expense. Any further claims shall remain unaffected thereby.

8.6 In the case that HP does not accept the manufactured prototypes or the developed software within a reasonable period of time after delivery, New Focus may set forth a deadline in order to declare the acceptance. The manufactured prototypes or the developed software shall deemed to be accepted if HP does neither declare the acceptance nor informs about defects. HP shall not refuse the acceptance because of insignificant defects. If HP accepts the manufactured prototypes or the developed software without regard of defects, these defects shall be written down within the minutes of the acceptance.

8.7 According to Schedule 1 HP shall release the prototypes for production and delivery of 30 production units to HP upon acceptance of the prototypes. In this case, the New Focus prices for these production units as set forth in Schedule 1 shall apply.

        HP shall be entitled to purchase additional production units and building blocks thereof (for additional use in other future developed products) after completion of the development according to this Agreement. The scope of delivery/supply shall form the subject matter of a separate agreement (standard purchase Agreement). The parties hereto will enter into good faith negotiations in order to conclude such an agreement, in which New Focus shall guarantee the same warranty as described in clause 10 as well as a product support for a period of five years after delivery of the last production unit.

9.      CONTACT PERSONS

9.1 Both parties shall appoint contact persons in Schedule 2 to facilitate close cooperative links in an atmosphere of mutual trust. The contact persons shall be entitled to issue

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        and receive legally binding statements on behalf of the respective party, always provided that this Agreement is not modified thereby.

9.2 New Focus assures that the employees listed in Schedule 2 designated by New Focus for support and development for the entire duration of the project avail of the requisite knowledge and necessary experience in this field.

9.3 During the phase of development the parties hereto shall schedule regular meetings every 3 to 4 months in order to discuss any problems regarding the fulfillment of this Agreement and for any other purpose as described in this clause 9. Such meeting shall be attended by the contact persons designated according to 9.1 and/or any other persons as deemed appropriate in mutual agreement by the parties hereto. The meetings shall alternately take place at the respective business sites of the parties hereto.

10.     WARRANTIES

        (a) PRODUCTS AND SERVICES

        New Focus warrants that for twelve (12) months following the acceptance of the manufactured prototypes, the developed software and associated documentation in accordance with section 8 the manufactured prototypes, the developed software and associated documentation shall be free from defects in workmanship and materials; the developed software shall be free from significant programming errors; the manufactured prototypes and the developed software shall conform to the performance capabilities, characteristics, specifications, functions and other descriptions and standards applicable thereto as set forth in Schedule 1 hereto; and that, in general, the services to be performed by New Focus shall be performed in a timely and professional manner by qualified technicians totally familiar with the manufactured prototypes and the developed software. In the event that defects are discovered during the warranty period, New Focus shall promptly remedy such defects at no additional expense to HP, according to Schedule 4.

        This section 10(a) shall in no way limit any of HP's rights under the applicable law.

        (b) COMPLIANCE WITH APPLICABLE LAWS

        New Focus warrants that the manufactured prototypes and the developed software and all other products, documentation and other materials required to be delivered to HP hereunder, the development and use by HP thereof, and the performance by New Focus of its obligations hereunder shall be in compliance with all applicable laws, rules and regulations as of the date of delivery thereof.


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
11.  RIGHTS OF USE

11.1 HP is hereby vested with an irrevocable, exclusive, transferable production and distribution right regarding the Tunable Laser Source Module (including software, the respective prototypes, the production units and any and all parts, such parts including, but not limited to, any building blocks) in its respective state of processing, such right being unlimited with respect to time, contents and geographical scope.

     HP may grant third parties sub-licensing rights and the above mentioned rights of use, subject to the agreement of the respective third parties to enter into an agreement on the payment of royalty fees with respect to the two patents on the design of external cavity diode lasers (US Patent No.:
     5,319,668 and US Patent No.: 5,354,575) held by New Focus.

     With respect to the manufacturing and the supply of the Tunable Laser Source Module, HP agrees to exclusively enter into negotiations with New Focus on the terms and conditions of a respective agreement, provided that HP shall have total discretion as to whether or not entering into such agreement.

11.2 New Focus shall grant HP a non-exclusive, international license to all industrial property rights, copyrights included, at no extra cost provided New Focus is entitled to grant such a license, if and to the extent that this is necessary to exercise the rights of use granted to HP as set forth under sub-clause 11.1 above.

11.3 With regard to HP's exclusive production and distribution right to the subject-matter hereof, New Focus shall not process or otherwise use the subject-matter either for its own purposes or for those of third parties.

12.  INDUSTRIAL PROPERTY RIGHTS

12.1 New Focus hereby represents and covenants that it is the unlimited and undisputed holder of all copyrights and other intellectual property rights (business and trade secrets included) to the development system, thus enabling New Focus to grant HP the rights of use pursuant to Article 11 hereof.

12.2 In the event of any violation of a third party's industrial property right, New Focus shall establish HP's right to continued use of the development system without payment of any additional remuneration, or, if this should not be possible, alter or replace the subject-matter hereof in such a way as to circumvent violation of industrial property rights whilst, however, conforming to the specification requirements. HP shall be entitled, pending the above, to withhold any payments due.

12.3 In the event of any such violation of an industrial property right, New Focus shall defend HP against any claims asserted by third parties, if and to the extent that HP does not wish to defend itself. Should third parties file a claim against HP on account of the violation of industrial property rights, New Focus shall indemnify HP against all claims (for damages) and shall further bear all costs incurred by HP in connection with such a claim (e.g. in connection with legal disputes). This shall apply analogously in


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
     favor of those persons who, up to such time, have been [*] the subject-matter hereof in accordance with Article 11 above.

13.  AUDIT RIGHTS

     At any time HP is entitled to make or cause to be made a special audit regarding the production processes and the quality ensurance systems established by New Focus, on reasonable request made in writing no less than 15 days in advance. New Focus shall make all relevant matters available for examination during regular business hours. A written summary of the results of any such special audit shall be provided by HP to New Focus.

14.  CONFIDENTIALITY

14.1 The parties to this Agreement undertake to treat as confidential all of the other party's information identified as such in writing and not to disclose or divulge such information to third parties, unless such information was released by the other party or became public knowledge without any breach of obligations under this Agreement.

     This shall apply in particular to facts and information on operational procedures, operating results, production figures, products, business policies, duties, claims, organizational and social services or business management measures as well as data on purchasing/procurement functions.

     The confidential information provided by HP shall solely be used by New Focus for the purpose of this Agreement.

     In doing so, the parties hereto shall apply the same level of care and diligence as they would exercise in their own affairs.

14.2 This obligation shall expire for each party hereto four years subsequent to receipt of the last confidential fact or item of information from the other party.

14.3 New Focus shall take the necessary measures to ensure that the results of development are not inadmissibly used, disclosed or copied.

15.  TERMINATION

15.1 This Agreement may be terminated in writing by either party only in the event of good cause.

     Good cause shall be deemed to exist, in particular, if one of the parties hereto fails to perform its contractual obligations, despite a reminder to this effect. Good cause shall also be deemed to exist for HP if composition or bankruptcy proceedings are instigated or initiated against New Focus's assets or in the event of a lasting modi-


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     fication to the ownership rights within New Focus (for example, if New
     Focus will be taken over by competitors).

     Furthermore, HP shall be entitled to terminate the Agreement on extraordinary grounds if HP comes to the conclusion that continued implementation of the general project which incorporates the developed system is no longer feasible in view of the economic and/or technical situation.

15.2 Should this Agreement be terminated for reasons in respect of which New Focus bears responsibility, New Focus shall only be remunerated for services commissioned and performed prior to termination. This is subject to the provision that HP is in a position to use the relevant services to further use the developed system.

15.3 In all other cases, New Focus shall be entitled to the agreed remuneration as determined by the date of termination, subject however, to the deduction of expenditure saved, estimated at 90% of the remuneration for services not yet performed by New Focus. HP reserves the right to prove that additional expenditure was saved.

15.4 In the event of termination of this Agreement, New Focus shall, without exception, deliver and surrender to HP without delay all documents which HP made available to New Focus within the framework of this Agreement, as well as all and any prototypes and/or parts of them already in existence at the time of termination and all and any documentation and other information including but not limited to the respective source code regarding the HP-specific development result available at the time of termination. HP shall be vested with the rights to this development result in accordance with Article 11 above (rights of use).

15.5 In the event of termination hereof, the obligations set forth under
     Article 14 (confidential information) shall prevail and continue for a period of four years subsequent to termination and those set forth under
     Article 10 (warranty) shall also prevail and continue.

16.  SCHEDULES TO THIS AGREEMENT

     The Schedules listed in the following shall be deemed an integral part of this Agreement:

     Schedule 1 - Specifications, Development phases, Payment,
     Schedule 2 - Contact persons
     Schedule 3 - Project schedule
     Schedule 4 - Bugfixing
     Schedule 5 - Resources provided by HP


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
17.   MISCELLANEOUS PROVISIONS

17.1 No ancillary verbal agreements have been made. Any alterations and amendments hereto must be made in writing in order to be valid and must expressly indicate that they constitute an alteration or amendment hereto. This shall similarly apply to any waiver of this written form requirement.

17.2 Unless otherwise expressly agreed upon herein, any transfer of the rights arising in connection herewith to third parties by one of the parties hereto shall be subject to the prior written approval of the other party.

17.3 Should one or more of the provisions hereof be or become void or invalid, the parties hereto undertake to replace such a provision with a valid provision which approximates the economic purpose or intent of the void or invalid provision as closely as possible. The validity of the remaining provisions shall remain unaffected thereby.

17.4 This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. The Uniform Laws of the UN Convention on Contracts for the International Sale of Goods shall not apply. The courts of Stuttgart, Germany, shall have jurisdiction and venue over any claims asserted under or in connection herewith.



For HP:                                     For New Focus:

Boeblingen 23/12/96                         Santa Clara 1/9/97


/s/ WERNER BERKEL                           /s/ TIMOTHY DAY
-------------------------------------       -----------------------------------
Name                                        Name

        Business Manager                        Vice President, Engineering
-------------------------------------       -----------------------------------
Area of activity/title                      Area of activity/title


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
SCHEDULE 1 - SPECIFICATIONS, DEVELOPMENT PHASES, PAYMENT

A.)  PRODUCT TO BE DEVELOPED:

1. A 1550 nm tunable laser source module (entire plug-in module) which will be based on the patented (US Patent No. [*] and [*]) opto-mechanical design of the New Focus ECDL product family for integration into the HP optical component test platforms (or additional purposes).

2. This includes the development and production of the opto-mechanical sub-assemblies as well as the assembly and test of the chassis and interface electronics. Specifically, New Focus will reduce the cost and size of the opto-mechanical head associated with the current New Focus products, develop the low cost electronics needed to interface the multimeter platform, and refine the packaging of the isolated fiber launch. In addition, New Focus will develop an operations approach that allows for the production of up to [*] plug-in modules per year. In the event that [*] plug-in modules per year are desired an option, which requires additional funding and a [*] period to increase capacity to [*] per year, may be exercised by HP. The additional funding for this option will be part of a separate development contract.

     A focused team operating in a project management infrastructure and reporting directly to the New Focus management team will be employed for that purpose.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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
3. New Focus will develop and deliver a final module that will meet all of the specifications described below.
Condition:     The Module is [*]
               (currently under development at HP)
All Specifications apply over the Operating Temperature Range and under the Humidity Conditions.

[*]


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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

MODULE KEY FUNCTIONS AND FEATURES

3.1.0 TUNABLE WAVELENGTH LASER SOURCE PARAMETERS

From the customer point of view this source will have the following parameters. All these parameters must be accessible via the user interface.

[*]


3.1.1 TUNABLE WAVELENGTH LASER SOURCE FUNCTIONALITY

[*]


3.1.2 TUNABLE WAVELENGTH LASER SOURCE EXCEPTIONS/EVENTS

[*]


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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
4.   Development requirement and payment criteria:

     The Development will proceed in accordance with the development phases as described below.

A:   MODULE HARDWARE

     Start Contract
     o  Final contract signed from both parties
     o  Agreement on development schedule (see appendix "Development
        Schedule")
     o Agreement on all product specifications (see appendix "Module Specification")

     1.   Design Review

          a) Complete product documentation available, and documentation is supposed to be capable to fulfill the product requirements.
          [*]


     2.   Phase 1 Prototypes

          [*]


     3.   Phase 2 Prototype

          [*]


    4.    Release to Production

          a) All prototypes out of phase 2 are tested at HP regarding HP Environmental Test Manual Class B and meet the product requirements (see appendix "Module Specification")
          b)   Stress and lifetime test results are available
          c)   Exhaustive search for design defects complete
          d)   Entire production process works and is documented
          e)   Test tooling complete
          f)   Incoming material inspection in place
          g)   Shipping container in place

    5.    Final Contact close

          [*]


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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
B: MODULE SOFTWARE

1. Design Review

      [*]

2. Prototype (alpha)

      [*]

3. Prototype (beta)

      [*]

4. Release to Production

      [*]


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.  The delivery dates are laid down within the project schedule (Schedule 3).
    The remuneration will be paid [*]. The respective installment will be due [*] provided that HP will not detect major deviations in regard of the requirements of the respective development phase. The installments are as follows.

                    Start Contract                      $[*]
                    Design Review                       $[*]
                    Phase 1 Prototypes                  $[*]
                    High Power diodes in cavities       $[*]
                    Phase 2 Prototypes                  $[*]
                    Release to Production               $[*]
                    Final Contract close                $[*]
                    30 Production Units                 $[*]

    The development cost approach is to use non-recurring engineering funding from HP to develop the product and production line so that the per unit price in 3/98 will be $[*]. The per unit price will be $[*] and the development cost will be $[*] to get to [*] fully tested plug in modules per year. This $[*] non-recurring engineering effort will include delivery of [*] units but the [*] delivered at the end of the project will be $[*] each (FOB Santa Clara, CA). This $[*] per unit price is based on a cost for the coated diodes of $[*]. If a qualified source of AR coated diodes could be identified that would work in our cavity then the per unit price would be $[*] plus the cost (to NFI) of the diodes.

    An option to increase the capacity in a separate development contract has been offered, but not exercised by HP at this time, that will allow New Focus to tool up to the [*]/year numbers associated with the high end of the HP marketing numbers. This effort would be covered under a separate development project and New Focus would need [*] advance notice before the increased capacity could be realized. If this option is chosen the per unit price for a quantity of [*] units would be $[*] (FOB Santa Clara, CA) (New Focus are essentially only increasing capacity with this approach) and the per unit price at [*] units would be $[*] (FOB Santa Clara, CA). In these cases the assumed cost of the AR coated diode is $[*] and $[*], respectively.


B.) TECHNICAL APPROACH (PROPOSED BY NEW FOCUS):

1.    [*]
2.    [*]
3.    [*]
4.    [*]
5.    Extensive environmental testing of the pigtailed opto mechanical head
6. Development of compact low cost versions of our analog control electronics (ongoing)
7. Integration of the analog and digital opto-mechanical control electronics with the micro-processor interface and communications design provided by HP.
8.    [*]


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

The above Technical Approach is understood as a proposal by New Focus which may be amended, provided that the development requirements as set out in this
Schedule 1 are fully met.

New Focus will use the HP communications and interface design, which uses a 32 bit-microprocessor, together with New Focus design for opto-mechanical control to design and develop a complete [*]. To do this New Focus will acquire the [*] development environment necessary to design with this processor, New Focus will use [*] and New Focus will work to ensure that there is complete overlap between the development effort at HP and at NFI.

C.) OPERATIONS APPROACH (PROPOSED BY NEW FOCUS):

New Focus will develop a production line solely dedicated to the assembly and test of the HP ECDL in Santa Clara CA using some of New Focus' available manufacturing space. The approach is summarized below:

1.    Develop the operational approach (demand flow/JIT)
2.    Build and capitalize laboratory manufacturing space
3.    Design manufacturing tooling and automation software
4.    Develop method sheets and documentation for operational model

New Focus will expand and improve its present [*] production line (model [*]) for use in the production of up to [*] HP-ECDLs per year.


D.) PROJECT MANAGEMENT BY NEW FOCUS:

This development effort will require a focused team operating within a tight schedule. The scope of the project is well understood as are the resources necessary to accomplish the task. New Focus will create a development team that will report directly to the VP of Engineering. This team will be solely dedicated to this project. The team will consist of but not be limited to:

1. Project Manager:                     Extensive experience with ECDL's,
                                        project management, and e-o-engineering

2. Senior Electro-Optics Engineer:      One of our senior laser designers with
                                        extensive control and AR coating
                                        experience

3. Senior Mechanical/Control Engineer:  One of our engineers associated with the
                                        DC servo control of precision
                                        opto-mechanical hardware

4. Electrical Engineer:                 Engineer focusing on low cost
                                        analog/digital electronics and rapid
                                        prototyping

5. Electrical Engineer:                 Engineer focused on firmware and
                                        interface to HP platform

6. Mechanical Engineer:                 Engineer focused on tooling
                                        designs/documentation/incorporation of
                                        fiber launch designs


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7. Manufacturing Engineer:              Engineer focused on production line
                                        layout / manufacturing tooling / testing

New Focus will commit additional resources to this project as it moves forward.

SCHEDULE 2 - CONTACT PERSONS

For a better fulfillment of this Agreement both parties name the following contact persons


By HP:                                  By New Focus

Name: Edgar Leckel                      Name: Timothy Day

Telephone-No.: (49) 7031-142691         Telephone-No.: 408-980-8088

FAX: (49) 7031-147023                   FAX: 408-980-8883

Name: Emmerich Muller                   Name: Michael Brownell

Telephone-No.: (49) 7031-144861         Telephone-No.: 408-980-8088

FAX: (49) 7031-147023                   FAX: 408-980-8883


SCHEDULE 3 - PROJECT SCHEDULE

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[*]



[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]



[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 4 - BUGFIXING

1. Any bugs in the developed software shall be recorded and verified by HP. Following verification, HP shall forward the bug report to New Focus.

     Bugs shall be categorized as follows:

     A.   Serious bugs

          Bugs that result in system crashes (hangs or halts), loss of data, destruction of data, corruption of data or cases of unreasonable handling effort for which no "workaround" is available (i.e. there is no method accepted by HP or by the customer for either avoiding the bug or using the developed software).

          Any medium bug as defined in B of this schedule 4 which causes a serious bug as defined above within the final optical component platforms shall additionally be categorized as a serious bug.

     B.   Medium bugs

          Bugs as specified under A above, but for which a "workaround" is available for bug avoidance.

     C.   Minor bugs

          Any bugs not included in categories A and B above.

2. Any serious bugs in the developed software shall be immediately fixed by New Focus. New Focus will begin to fix the bug 24 hours after the respective report by HP the latest. New Focus shall fix the bug during 3 days or during a longer period agreed by HP. If New Focus is unable to reproduce or to fix any bug immediately on its own computer system, it shall fix the bug - if decided by HP - on-site in customer's place.

3. Any medium bug in the developed software shall be fixed in a reasonable period of time. New Focus shall begin fixing the bug during 48 hours after the respective report by HP. New Focus shall fix the bug during two weeks or during a longer period agreed by HP.

4. Any other bugs shall be fixed as soon as possible within the scope of the maintenance of the developed software.

5.   New Focus shall update the documentation in accordance with the bug fix.

6. New Focus shall ensure that any serious and medium bugs shall be fixed for both the current and the previous operating system release.

7. New Focus will maintain a telephone number with a designated knowledgeable contact to HP to call during normal business hours to report problems and receive assistance.

8. The Bugfixing according to this schedule 4 shall be free of charge during the warranty period.

SCHEDULE 5 - RESOURCES PROVIDE BY HP



1.   HARDWARE RELATED DOCUMENTS (see separate Documentation Package)

     a)   Drawings of all mechanical parts of the Module Chassis

          o    Module Bottom Cover

          o    Module Top Cover

          o    Module Sub Panel

          o    Plastic Front Panel

          o    Module Extractor

          o    Fiber Connector Bushing at Front Panel

          o    Module Fiber Interface

     b)   Description of Module Interface and digital Hardware

          o    Printed Circuit Board Outline

          o    Interface Connector to Module/Mainframe Positioning Dwg.

     c)   Schematics of digital parts including part list

     d)   Documentation and File of FPGA Communication Part

2.   SOFTWARE RELATED DOCUMENTS (see separate Documentation Package)

     a)   Description of Communication between Mainframe and Module

     b)   HP Coding Standards

     c) Documentation and Source Code Template for Operating System, Start-up and Communication of Module

3.   HARDWARE SUPPORT

     a)   For first Phase of Development (December 96 - March 97 Time Frame)

          o    HP8153 Mainframe

          o    Dummy and Extendermodule

          -->  Delivery January 1997

     b)   For the rest of the Development (April 97 - March 98)

          o    New OCT Mainframe Prototype

          -->  Delivery End of March

                                    [GRAPH]


                                      [*]

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    has been requested with respect to the omitted portions.

                                    [GRAPH]




                                      [*]





                                     Page 2


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